Exhibit 1.1

Execution Version

15,000,000 Shares

GE HEALTHCARE TECHNOLOGIES INC.

COMMON STOCK, PAR VALUE $0.01 PER SHARE

UNDERWRITING AGREEMENT

September 12, 2024

September 12, 2024

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

Morgan Stanley & Co. LLC, in its capacity as selling stockholder (in such capacity, the “Selling Stockholder”) of the stock of GE HealthCare Technologies Inc., a Delaware corporation (the “Company”), proposes to sell to the several Underwriters named in Schedule I hereto (the “Underwriters”), for whom Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. are acting as representatives (the “Representatives”), an aggregate of 15,000,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

The Selling Stockholder also proposes to sell to the several Underwriters not more than an additional 2,250,000 shares of Common Stock of the Company (the “Additional Shares”) if and to the extent that each of you, as Representatives of the offering shall have determined to exercise, on behalf of the Underwriters, the right to purchase such shares of common stock granted to the Underwriters in Section 3 hereof. The Firm Shares and the Additional Shares are hereinafter collectively referred to as the “Shares.”

On the date hereof and following the execution of this Underwriting Agreement (the “Agreement”), General Electric Company, a New York corporation (“GE”), is expected to enter into an exchange agreement with the Selling Stockholder, Morgan Stanley Senior Funding, Inc. and Morgan Stanley Bank, N.A. (together with Morgan Stanley Senior Funding, Inc., the “MS Lenders”) (the “Exchange Agreement” and, together with this Agreement, the “Transaction Documents”), pursuant to which, GE would transfer and deliver the Shares to the Selling Stockholder, as the designee of the MS Lenders, in satisfaction of certain indebtedness of GE owing to the Selling Stockholder (the “Debt-for-Equity Exchange”). GE has no obligation to, and may in its sole discretion decide not to, enter into the Exchange Agreement and transfer the Shares to the Selling Stockholder.

On February 15, 2024, the Company filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3ASR (file no. 333-277108), including a prospectus (the “Base Prospectus”), relating to the Shares. The registration statement as amended at the time it became effective, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement”; the prospectus in the form first used to confirm sales of Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus.” The information included in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of such registration statement at the time it became effective pursuant to Rule 430B is herein called the “Rule 430B Information.”

For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the Base Prospectus and the documents and pricing information set forth in Schedule II hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein. For the purposes of this Agreement the “Applicable Time” is 4:05 p.m. (Eastern time) on the date of this Agreement.

1. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, each of the Underwriters and the Selling Stockholder that:

(a) Registration Statement; Prospectuses; Free Writing Prospectuses.

(i) The Registration Statement is an “automatic shelf registration statement” as defined under Rule 405 of the Securities Act that has been filed with the Commission not earlier than three years prior to the date hereof; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose or pursuant to Section 8A under the Securities Act are pending before or threatened by the Commission.

(ii) (A) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (B) the Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (C) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (D) the Time of Sale Prospectus does not, and at the time of each sale of the Shares in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the Closing Date (as defined in Section 5), the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (E) each broadly available road show, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (F) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph 1(a)(ii) do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to (I) any Underwriter, furnished to the Company in writing by such Underwriter through you expressly for use therein, it being understood and agreed that the only such information furnished by any of the Underwriters consists of the Underwriter Information (as defined below); (II) the Selling Stockholder, furnished to the Company in writing by such Selling Stockholder through you expressly for use therein, it being understood and agreed that the only such information furnished by the Selling Stockholder is the legal name of the Selling Stockholder (the “Selling Stockholder Information”) or (III) GE, furnished to the Company in writing by GE expressly for use therein, it being understood and agreed that the only such information furnished by GE is the table appearing under the caption “Selling Stockholder” and the description of the Exchange Agreement in the Registration Statement, the Time of Sale Prospectus and the Prospectus (the “GE Information”).

(iii) The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule II hereto (including the free writing prospectus in the form attached as Exhibit C), and electronic road shows, if any, each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.

(b) The Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(c) Description of the Capital Stock and the Transaction Documents. The authorized capital stock of the Company and the Transaction Documents conform as to legal matters in all material respects to the descriptions thereof contained or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(d) The Shares. The outstanding shares of Common Stock (including the Shares to be sold by the Selling Stockholder) have been duly authorized and are validly issued, fully paid and non-assessable.

(e) [Reserved]

(f) Independent Accountants. Deloitte & Touche LLP, who have expressed their opinion with respect to the Company’s audited financial statements as of December 31, 2023 and December 31, 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus, are independent public accountants with respect to the Company, as required by the Exchange Act and are, to the knowledge of the Company, an independent registered public accounting firm with the Public Company Accounting Oversight Board.

(g) Preparation of the Financial Statements. The historical financial statements together with the related notes thereto incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus comply in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries (as defined herein) as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The summary financial information included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the in the Registration Statement, the Time of Sale Prospectus and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(h) Formation and Good Standing of the Company and its Subsidiaries. The subsidiaries set forth in Exhibit B attached hereto (the “Significant Subsidiaries”) are subsidiaries material to the Company and its Subsidiaries, taken as a whole. The Company and each of the Significant Subsidiaries has been duly incorporated or formed, as the case may be, and is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation and has corporate or limited liability company power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus and, to the extent party thereto, to enter into and perform its obligations under this Agreement. The Company and each Significant Subsidiary is duly qualified as a foreign corporation or limited liability company, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding shares of capital stock, limited liability company interests or partnership interests, as the case may be, of each Significant Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim.

(i) Capitalization and Other Capital Stock Matters. The authorized, issued and outstanding capital stock of the Company (including the Shares to be sold by the Selling Stockholder) is as set forth or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(j) Preliminary Prospectuses. Each preliminary prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(k) Company Not an Investment Company. The Company has been advised of the Investment Company Act of 1940, as amended, including the rules and regulations of the Commission thereunder (the “Investment Company Act”). The Company is not required to register as an “investment company” within the meaning of the Investment Company Act.

(l) No Price Stabilization or Manipulation. Neither the Company nor any of its Subsidiaries or affiliates has taken nor will take, directly or indirectly, any action designed to or that would be reasonably expected to cause or result in stabilization or manipulation of the price of the Shares.

(m) Sarbanes-Oxley Compliance. There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(n) Company’s Accounting System. The Company and its Subsidiaries maintain effective “internal control over financial reporting,” as such term is defined in Rule 13a-15(f) under the Exchange Act.

(o) Internal Controls and Procedures. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(p) No Material Weakness in Internal Controls. Since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(q) Disclosure Controls. The Company and its Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(r) Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(s) No Registration Rights. Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any equity securities of the Company or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement.

(t) No Material Adverse Change. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated herein and in any prospectus supplement, Time of Sale Prospectus and the Prospectus (including the issuance and sale of the Shares) have been duly authorized by all requisite action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties, assets or operations of the Company or any of its Subsidiaries pursuant to, the properties, assets or operations of the Company or any of its Subsidiaries is subject (except for such conflicts, breaches, or defaults or Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, result in a material adverse effect, (A) in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (B) on the ability of the Company to enter into and perform its obligations under, or consummate the transactions contemplated in the Transaction Documents) (a “Material Adverse Effect”), nor will such action result in any violation of the provisions of the charter, by-laws or similar organizational document of the Company or any of its Significant Subsidiaries or any law, statute, rule, regulation, judgment, order, writ or decree of any of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its Significant Subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other financing instrument (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of the related financing by the Company or any its Significant Subsidiaries.

(u) No Further Authorizations or Approvals Required. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Company of its obligations under this Agreement and the Shares, in connection with the offering and sale of the Shares or the consummation of the transactions contemplated in the Transaction Documents, except for the filing of a registration statement by the Company with the Commission pursuant to the Securities Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Shares by the Underwriters.

(v) Cyber Security; Data Protection. Except as would not reasonably be expected to have a Material Adverse Effect, (A) there has been no security breach or incident, unauthorized access or disclosure, or other compromise of or relating to the Company’s or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its Subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its Subsidiaries), equipment or technology (collectively, “IT Systems and Data”); (B) neither the Company nor its Subsidiaries have been notified of, and each of them have no knowledge of any event or condition that could result in, any security breach or incident, unauthorized access or disclosure or other compromise to the IT Systems and Data used in their businesses and (C) the Company and its Subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards. The Company and its Subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of IT Systems and Data from unauthorized use, access, misappropriation or modification.

(w) Intellectual Property Rights. (i) The Company and its subsidiaries own or have the right to use all material patents, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names and other intellectual property (collectively, “Intellectual Property Rights”) used in the conduct of their businesses; (ii) neither the Company nor any of its subsidiaries has received any written notice alleging any infringement, misappropriation or other violation of Intellectual Property Rights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect; (iii) to the Company’s knowledge, no third party is infringing, misappropriating or otherwise violating any Intellectual Property Rights owned by the Company in any material respect; and (iv) the Company and its subsidiaries’ conduct of their respective businesses does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party in any material respect.

(x) Taxes. The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, singly or in the aggregate, have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not, singly or in the aggregate, have a Material Adverse Effect, or, except as currently being contested in good faith or for which reserves required by U.S. GAAP have been created in the financial statements of the Company).

(y) No Conflict with Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. The Company maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Company and its Subsidiaries and, to the knowledge of the Company or such Subsidiary, their respective directors, officers, employees and agents, are in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects, and except as otherwise disclosed, no material action, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to any applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions is pending or, to the best knowledge of the Company, threatened. None of the Company or any Subsidiary nor, to the knowledge of the Company or such Subsidiary, any of their respective directors, officers or employees or any of their respective agents has taken any action, directly or indirectly, that materially violated or would result in a material violation by such persons of Anti-Corruption Laws, including (i) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) making or taking an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds (including to any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act (“FCPA”)) or any political party or official thereof or any candidate for political office); or (iii) making, offering, agreeing, requesting or taking an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit, in each case except as disclosed to the Underwriters. None of the Company or any Subsidiary nor, to the knowledge of the Company or such Subsidiary, any of their respective directors, officers or employees or any of their respective agents, is a Sanctioned Person or otherwise the target or subject of Sanctions, nor is the Company or any Subsidiary located, organized, or resident in a Sanctioned Country, except, in each case, as authorized pursuant to an exemption under the Sanctions or under general or specific license issued by the United States government, or as otherwise permitted by law; and the Company, except as authorized pursuant to an exemption under the Sanctions or under general or specific license issued by the United States government, or as otherwise permitted by law, will not directly or indirectly use the proceeds of the offering (i) to fund or facilitate any activities of or business with any subsidiary, joint venture partner, or other Person or entity that, at the time of such funding or facilitation, is the subject or target of any Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country in a manner that will result in the violation of Sanctions by the Company, any of its Subsidiaries, or any party to this Agreement, or (iii) in any other manner that will result in the violation of Sanctions by the Company, any of its Subsidiaries, or any party to this Agreement. As used herein, “Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company and its affiliated companies from time to time concerning or relating to bribery or corruption; “Anti-Money Laundering Laws” means the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, and the rules and regulations thereunder; “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto; “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury; “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Entity or other entity; “Sanctioned Country” means a country or territory which at any time is the subject or target of a comprehensive Sanctions program or embargo (currently, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea, Kherson, and Zaporizhzhia regions of Ukraine); “Sanctioned Person” means, at any time, any (A) Person listed in any Sanctions-related list of designated Persons maintained by the United States (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union (“EU”) or any EU member state, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (B) any Governmental Entity of any Sanctioned Country, (C) any Person located, organized or resident in a Sanctioned Country or (D) any Person directly or indirectly 50% or more owned by, or otherwise controlled by, any Person referenced in clauses (A) - (C); “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the EU or any EU member state, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority; “Subsidiary” means, with respect to the Company at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Company in the Company’s consolidated financial statements if such financial statements were prepared in accordance with Generally Accepted Accounting Principles as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (x) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (y) that is, as of such date, otherwise Controlled, by the Company or one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company.

(z) ERISA Compliance. The Company and its ERISA Affiliates (as defined below) are in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”). “ERISA Affiliate” means, with respect to any Person, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of which such Person is a member. Neither the Company nor any of its ERISA Affiliates has incurred any material liability under Title IV of ERISA. Each “employee benefit plan” established or maintained by the Company or any of its ERISA Affiliates that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or will be filed with the IRS for a favorable determination letter.

(aa) The Company (i) has not alone engaged in any Testing-the-Waters Communication with any person and (ii) has not authorized anyone to engage in Testing-the-Waters Communications. The Company has not distributed any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Securities Act. “Testing-the-Waters Communication” means any communication with potential investors undertaken in reliance on Section 5(d) or Rule 163B of the Securities Act.

(bb) At the time of filing the Registration Statement and at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Securities Act) made any offer relating to the Shares in reliance on the exemption of Rule 163 under the Securities Act, the Company was a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.

Any certificate signed by an officer of the Company and delivered to the Representatives or to counsel for the Underwriters shall be deemed to be a representation and warranty by the Company to each Underwriter as to the matters set forth therein.

2. Representations and Warranties of GE and the Selling Stockholder.

GE, on behalf of itself, represents and warrants to and agrees with each of the Underwriters, the Selling Stockholder and the Company that:

(a) GE Information. The GE Information in the Registration Statement, Time of Sale Prospectus and Prospectus at the Applicable Time is, and on the Closing Date will be, true, correct and complete in all material respects and did not, as of the Applicable Time, and as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the case of the Time of Sale Prospectus and the Prospectus, in the light of the circumstances under which they were made, not misleading.

(b) The Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of GE. GE has the full right, power and authority to perform its obligations hereunder.

(c) No Price Stabilization or Manipulation. GE has not taken, nor any of its subsidiaries or affiliates has taken nor will take, directly or indirectly, any action designed to or that would be reasonably expected to cause or result in stabilization or manipulation of the price of the Shares.

(d) No Material Adverse Change. The execution, delivery and performance of the Transaction Documents and the Shares and the consummation of the transactions contemplated herein and in the Exchange Agreement and in any preliminary prospectus, Time of Sale Prospectus and the Prospectus (including the sale of the Shares) have been duly authorized by all requisite action and do not and would not, if consummated, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties, assets or operations of GE or any of its Subsidiaries pursuant to, the properties, assets or operations of GE or any of its Subsidiaries is subject (except for such conflicts, breaches, or defaults or liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter, by-laws or similar organizational document of GE or any of its Subsidiaries or any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity.

(e) No Further Authorizations or Approvals Required. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by GE of its obligations under this Agreement and the Shares, in connection with the offering, issuance or sale of the Shares or the consummation of the transactions contemplated herein, except for such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Shares by the Underwriters.

(f) No Conflict with Money Laundering Laws; No Conflict with Sanctions; No Conflict with Anti-Corruption Laws.

(i) The operations of GE and its affiliates are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including (to the extent applicable) those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) to the extent applicable to GE and its affiliates, and applicable anti-money laundering statutes of jurisdictions where the Company or any of its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving GE or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of GE, threatened.

(ii) Neither GE nor any of its affiliates, nor, to the knowledge of GE, any of their respective directors, officers, employees, agents or affiliates or anyone acting on their behalf, is currently the subject or the target of Sanctions, nor is GE or any of its subsidiaries located, organized or resident in a Sanctioned Country and, GE and its subsidiaries will not, directly or indirectly use the proceeds of the offering (i) to fund or facilitate any activities of or business with any subsidiary, joint venture partner, or other person or entity that, at the time of such funding or facilitation, is the subject or target of any Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in the violation of Sanctions by any person (including any person participating in the transactions contemplated hereby, whether as underwriter, initial purchaser, advisor, investor or otherwise). GE and its subsidiaries have instituted, maintain and enforce, policies and procedures reasonably designed to ensure compliance with Sanctions.

(iii) Neither GE, nor any of its subsidiaries, nor, to GE’s knowledge, any director, officer, employee, agent or affiliate of GE or any of its subsidiaries, acting on behalf of GE or any of its subsidiaries, has taken any action, directly or indirectly, that violated or would result in a violation by such persons of Anti-Corruption Laws, including (i) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) making or taking an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds (including to any “foreign official” (as such term is defined in the FCPA) or any political party or official thereof or any candidate for political office); or (iii) making, offering, agreeing, requesting or taking an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit. GE, its subsidiaries and, to the knowledge of GE, its affiliates have instituted, maintain and enforce, policies and procedures designed to ensure compliance with the FCPA and the U.K. Bribery Act and other applicable anti-bribery and anti-corruption laws.

The Selling Stockholder, solely in its capacity as a Selling Stockholder, represents and warrants to and agrees with each of the Underwriters and the Company that:

(a) Selling Stockholder Information. The Selling Stockholder Information in the Registration Statement, Time of Sale Prospectus and Prospectus at the Applicable Time is, and on the Closing Date will be, true, correct and complete in all material respects and did not, as of the Applicable Time, and as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the case of the Time of Sale Prospectus and the Prospectus, in the light of the circumstances under which they were made, not misleading.

(b) Share Transfer. As of the Closing Date or the Additional Closing Date, as the case may be, assuming the Debt-for-Equity Exchange is consummated, the Selling Stockholder will be the beneficial owner of the Shares to be sold by it hereunder free and clear of all liens, encumbrances, equities and claims, and as of the Closing Date or the Additional Closing Date, as the case may be, and upon the consummation of the transactions contemplated by this Agreement, such Shares will be free and clear of all liens, encumbrances, equities and claims. Upon payment of the Shares to be sold by the Selling Stockholder hereunder, delivery of such Shares and the crediting of such shares on the books of The Depository Trust Company (“DTC”) to securities accounts of the several Underwriters (assuming that neither DTC nor any such Underwriter has notice (as defined in Section 8-105 of the New York Uniform Commercial Code (“UCC”)) of any adverse claim (within the meaning of Section 8-102(a)(1) of the UCC) to such Shares), then, assuming appropriate entries to the accounts of the several Underwriters on the records of DTC have been made pursuant to the UCC, the Underwriters will have acquired a security entitlement (within the meaning of Section 8-102(a)(17) of the UCC) to such Shares and no action based on an adverse claim (within the meaning of Section 8-102(a)(1) of the UCC) may be asserted against such Underwriters with respect to such security entitlement.

(c) The Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of the Selling Stockholder.

(d) No Further Authorizations or Approvals Required. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Selling Stockholder of its obligations under the Transaction Documents and the Shares, in connection with the offering, issuance or sale of the Shares or the consummation of the transactions contemplated in the Transaction Documents or the Shares, except for such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Shares by the Underwriters.

3. Agreements to Sell and Purchase. If GE executes, delivers and performs its obligations pursuant to the Exchange Agreement prior to the Closing Date (including, for the avoidance of doubt, all payments to the Selling Stockholder required pursuant to the Exchange Agreement), the Selling Stockholder hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Selling Stockholder at $85.30 per Share (the “Purchase Price”) the number of Firm Shares (subject to such adjustments to eliminate fractional shares as you may determine) determined by multiplying the aggregate number of Firm Shares to be sold by the Selling Stockholder by a fraction, the numerator of which is the aggregate number of Firm Shares to be purchased by such Underwriter as set forth opposite the name of such Underwriter in Schedule I hereto and the denominator of which is the aggregate number of Firm Shares to be purchased by all the Underwriters from the Selling Stockholder hereunder.

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Selling Stockholder agrees to sell to the Underwriters, and the Underwriters shall have the right to purchase, severally and not jointly, at the Purchase Price up to the applicable number of Additional Shares, if any, provided, however, that the amount paid by the Underwriters for any Additional Shares shall be reduced by an amount per share equal to any dividends declared by the Company and payable on the Firm Shares but not payable on such Additional Shares. You may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice to the Company and the Selling Stockholder on or before September 27, 2024. Any exercise notice shall specify the number of Additional Shares to be purchased by the Underwriters and the date on which such shares are to be purchased. The number of Additional Shares (subject to such adjustments to eliminate fractional shares as you may determine) to be sold by the Selling Stockholder, if any, to each Underwriter shall be determined by multiplying the aggregate number of Additional Shares to be sold by the Selling Stockholder, if any, by a fraction, the numerator of which is the aggregate number of Additional Shares to be purchased by such Underwriter and the denominator of which is the aggregate number of Additional Shares to be purchased by all the Underwriters from the Selling Stockholder pursuant to the exercise notice. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Shares nor later than two business days after the date of such notice. Additional Shares may be purchased as provided in Section 5 hereof. On each day, if any, that Additional Shares are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the number of Additional Shares (subject to such adjustments to eliminate fractional shares as you may determine) that bears the same proportion to the total number of Additional Shares to be purchased on such Option Closing Date as the number of Firm Shares set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Firm Shares. Any such election to purchase Additional Shares shall be made in proportion to the maximum number of Additional Shares to be sold by the Selling Stockholder.

The Company hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the period ending 60 days after the date of the Prospectus (the “Restricted Period”), (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of any class of stock of the Company (collectively, the “Restricted Securities”) or any other securities convertible into or exercisable or exchangeable for any Restricted Securities; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Restricted Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Restricted Securities or such other securities, in cash or otherwise; (c) file any registration statement with the Commission relating to the offering of any Restricted Securities or any securities convertible into or exercisable or exchangeable for any Restricted Securities or (d) publicly announce any intention to engage in any of the transactions described in clauses (a) through (c) above.

The restrictions contained in the preceding paragraph shall not apply to (a) the Shares to be sold by the Selling Stockholder hereunder, (b) the issuance by the Company of shares of Common Stock upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this Agreement, (c) the issuance by the Company of options to purchase shares of Common Stock and other equity incentive compensation, including restricted stock or restricted stock units, under stock option or similar plans described in the Time of Sale Prospectus or under stock option or similar plans of companies acquired by the Company in effect as of the date of this Agreement, (d) any shares of Common Stock issued upon the exercise of options granted under such stock option or similar plans described in the Time of Sale Prospectus or under stock option or similar plans of companies acquired by the Company in effect on the date of this Agreement, (e) the filing by the Company of any registration statement on Form S-8 with the Commission relating to the offering of securities pursuant to the terms of such stock option or similar plans, or (f) the issuance by the Company of Common Stock or securities convertible into Common Stock in connection with an acquisition or business combination (including the filing of a registration statement on Form S-4 or other appropriate form with respect thereto), provided that the aggregate number of shares of Common Stock the Company may issue or agree to issue pursuant to this clause (f) during the Restricted Period shall not exceed 5% of the total number of shares of Common Stock issued and outstanding on the closing date of the offering of the Shares and provided further that, in the case of any issuance pursuant to this clause (f), any recipient of shares of Common Stock shall have executed and delivered to the Representatives a lock-up agreement in the forms attached as Exhibit A hereto.

4. Terms of Public Offering. The Selling Stockholder is advised by you that the Underwriters propose to make a public offering of their respective portions of the Shares as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable. The Selling Stockholder is further advised by you that the Shares are to be offered to the public at $86.00 per Share (the “Public Offering Price”) and to certain dealers selected by you at a price that represents a concession not in excess of $0.2400 per Share under the Public Offering Price.

5. Payment and Delivery. Payment for the Firm Shares to be sold by the Selling Stockholder shall be made to the Selling Stockholder in Federal or other funds immediately available in New York City against delivery of such Firm Shares for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on September 16, 2024, or at such other time on the same or such other date, not later than the fifth business day thereafter, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Shares to be sold by the Selling Stockholder shall be made to the Selling Stockholder in Federal or other funds immediately available in New York City against delivery of such Additional Shares for the respective accounts of the several Underwriters at 10:00 a.m. New York City time, on the date specified in the corresponding notice described in Section 3 or at such other time on the same or on such other date, in any event not later than September 30, 2024, as shall be designated in writing by you.

The Firm Shares and Additional Shares shall be registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Firm Shares and Additional Shares shall be delivered to you on the Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Underwriters. The Purchase Price payable by the Underwriters shall be reduced by (i) any transfer taxes paid by, or on behalf of, the Underwriters in connection with the transfer of the Shares to the Underwriters and (ii) any withholding required by law.

6. Conditions. The several obligations of the Selling Stockholder to sell the Shares, to the Underwriters and the several obligations of the Underwriters to purchase and pay for the Shares on the Closing Date are subject to the conditions that the Registration Statement shall have become effective prior to the date hereof.

The several obligations of the Underwriters are subject to the following further conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company or any of its Subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its Subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Shares on the terms and in the manner contemplated in the Time of Sale Prospectus.

(b) The Underwriters shall have received on the Closing Date (i) a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 6(a)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date and (ii) a certificate, dated the Closing Date and signed by an executive officer of GE, to the effect that the representations and warranties of GE contained in this Agreement are true and correct as of the Closing Date and that GE has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date. Each officer signing and delivering each such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c) The Underwriters shall have received on the Closing Date an opinion and negative assurance letter of Gibson, Dunn & Crutcher LLP, outside counsel for the Company, each dated the Closing Date, in form and substance reasonably satisfactory to the Representatives.

(d) The Underwriters shall have received on the Closing Date an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for GE, dated the Closing Date, in form and substance reasonably satisfactory to the Representatives.

(e) The Underwriters shall have received on the Closing Date an opinion and negative assurance letter of Simpson Thacher & Bartlett LLP, counsel for the Underwriters, each dated the Closing Date, in form and substance reasonably satisfactory to the Representatives.

With respect to the negative assurance letter referenced in Section 6(c) above, Gibson, Dunn & Crutcher LLP may state that their opinions and beliefs in such letter are based upon their participation in the preparation of the Registration Statement, the Time of Sale Prospectus and the Prospectus and any amendments or supplements thereto and review and discussion of the contents thereof, but are without independent check or verification, except as specified. With respect to Section 6(d) above, Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely upon an opinion or opinions of counsel for the Selling Stockholder and, with respect to factual matters and to the extent such counsel deems appropriate, upon the representations of the Selling Stockholder contained herein and in other documents and instruments; provided that (A) each such counsel for the Selling Stockholder is satisfactory to your counsel, (B) a copy of each opinion so relied upon is delivered to you and is in form and substance satisfactory to your counsel, (C) copies of any such other documents and instruments shall be delivered to you and shall be in form and substance satisfactory to your counsel and (D) Paul, Weiss, Rifkind, Wharton & Garrison LLP shall state in their opinion that they are justified in relying on each such other opinion.

The opinions and negative assurance letters, as applicable, of Gibson, Dunn & Crutcher LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP described in Sections 6(c) and 6(d) above (and any opinions of counsel for the Selling Stockholder referred to in the immediately preceding paragraph) shall be rendered to the Underwriters at the request of the Company or the Selling Stockholder, as the case may be, and shall so state therein.

(f) The Underwriters shall have received, on each of the date hereof and the Closing Date, from Deloitte & Touche LLP, independent registered public accountants for the Company, one or more letters dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the audited and unaudited financial statements and certain financial information of the Company contained or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that each such letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(g) The “lock-up” agreements, each substantially in the forms attached as Exhibit A hereto, between (i) you and GE and (ii) you and certain officers and directors of the Company each listed in Schedule III hereto, relating to sales and certain other dispositions of shares of Common Stock and/or certain other securities, delivered to you on the date hereof, shall be in full force and effect on the Closing Date.

(h) The Underwriters shall have received such other documents as you may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Firm Shares and other matters related to the issuance of such Firm Shares.

(i) The Debt-for-Equity Exchange shall have been consummated (i) in accordance with the terms and conditions of the Exchange Agreement and (ii) consistent with the description thereof set forth in the Time of Sale Prospectus and the Prospectus.

(j) The Financial Industry Regulatory Authority, Inc. has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements relating to the offering of the Shares.

(k) The several obligations of the Underwriters to purchase Additional Shares hereunder are subject to the delivery to you on the applicable Option Closing Date of the following:

(i) (A) a certificate, dated the Option Closing Date and signed by an executive officer of the Company, confirming that the certificate delivered on the Closing Date pursuant to clause 6(b)(i) above remains true and correct as of such Option Closing Date and (B) a certificate, dated the Option Closing Date and signed by an executive officer of GE, confirming that the certificate delivered on the Closing Date pursuant to clause 6(b)(ii) above remains true and correct as of such Option Closing Date;

(ii) an opinion and negative assurance letter of Gibson, Dunn & Crutcher LLP, outside counsel for the Company, each dated the Option Closing Date, in connection with the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 6(c) above;

(iii) an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, outside counsel for GE, dated the Option Closing Date, in connection with the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 6(d) hereof;

(iv) an opinion and negative assurance letter of Simpson Thacher & Bartlett LLP, counsel for the Underwriters, each dated the Option Closing Date, in connection with the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 6(e) hereof;

(v) one or more letters dated the Option Closing Date, in form and substance satisfactory to the Representatives, from Deloitte & Touche LLP, independent registered public accountants for the Company, substantially in the same form and substance as the letter furnished to the Underwriters pursuant to clause 6(f) hereof; provided that each such letter delivered on the Option Closing Date shall use a “cut-off date” not earlier than two business days prior to such Option Closing Date; and

(vi) such other documents as you may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Shares to be sold on such Option Closing Date and other matters related to the issuance of such Additional Shares.

In addition to the above, the obligations of the Underwriters to purchase and pay for the Shares pursuant to this Agreement are subject to the Selling Stockholder having received a counterpart of the Exchange Agreement that shall have been executed and delivered by a duly authorized officer of GE, and GE having delivered the Shares to the Selling Stockholder in accordance with the Exchange Agreement.

7. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) To furnish to you, upon request and without charge, signed copies of the Registration Statement (excluding exhibits thereto and documents incorporated by reference therein) during the period mentioned in Section 7(e) or 7(f) below, as many copies of the Time of Sale Prospectus, the Prospectus, any documents incorporated therein by reference and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

(b) Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to you a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which you reasonably object, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such rule.

(c) To furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which you reasonably object.

(d) Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e) If the Time of Sale Prospectus is being used to solicit offers to buy the Shares at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f) If, during such period after the first date of the public offering of the Shares as in the opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which Shares may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g) To endeavor to qualify the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.

(h) To advise you promptly, and confirm such advice in writing, of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement and of any proceeding pending before or threatened by the Commission for such purpose pursuant to Section 8A under the Securities Act.

(i) To make generally available to the Company’s security holders and to you as soon as practicable an earning statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(j) To not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

(k) To use its reasonable best efforts to maintain the listing of the Shares on the Nasdaq Stock Market LLC (“Nasdaq”).

8. Covenants of the Selling Stockholder. The Selling Stockholder covenants with each Underwriter that the Selling Stockholder will deliver to the Underwriters prior to or at the Closing Date a properly completed and executed United States Internal Revenue Service Form W-9.

9. Expenses. Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company agrees to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel, the Company’s accountants in connection with the registration and delivery of the Shares under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Shares to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Shares under state securities laws and all expenses in connection with the qualification of the Shares for offer and sale under state securities laws as provided in Section 7(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum in an amount not to exceed $15,000, (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Shares by the Financial Industry Regulatory Authority in an amount not to exceed $15,000, (v) all costs and expenses incident to listing the Shares on the Nasdaq, (vi) the cost of printing certificates representing the Shares, (vii) the costs and charges of any transfer agent, registrar or depositary, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Shares, including the costs associated with the dissemination of any electronic road show, (ix) the document production charges and expenses associated with printing this Agreement, (x) the reasonable fees and expenses of counsel to GE and (y) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 11 entitled “Indemnity and Contribution”, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, stock transfer taxes payable on resale of any of the Shares by them and any advertising expenses connected with any offers they may make.

10. Covenants of the Underwriters. Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.

11. Indemnity and Contribution.

(a) Indemnification of Underwriters and the Selling Stockholder. The Company agrees to (i) indemnify and hold harmless each Underwriter, the Selling Stockholder, and their respective affiliates (as such term is defined in Rule 501(b) under the Securities Act (each, an “Affiliate”)) and each person, if any, who controls any Underwriter or the Selling Stockholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense (as incurred) whatsoever, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430B Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included (A) in any preliminary prospectus, any free writing prospectus, the Time of Sale Prospectus or the Prospectus (or any amendment or supplement thereto), or (B) in any road show as defined in Rule 433(h) of the Securities Act, or the omission or alleged omission in any preliminary prospectus, free writing prospectus or Prospectus or in any road show of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) reimburse each such indemnified party, as incurred, for any expenses (including the reasonable and documented fees and disbursements of counsel chosen by the Representatives) reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body in connection with any such loss, liability, claim or damage, to the extent that any such expense is not paid under (i) above; provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including the Rule 430B Information, any preliminary prospectus, any free writing prospectus, Time of Sale Prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information, Selling Stockholder Information or GE Information.

Insofar as this indemnity agreement may permit indemnification for liabilities under the Securities Act of any person who is a partner of an Underwriter or who controls an underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and who, at the date of this Agreement, is a director or officer of the Company or controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, such indemnity agreement is subject to the undertaking of the Company in the Registration Statement under Item 17 thereof.

(b) Indemnification of Underwriters by GE. GE agrees to indemnify and hold harmless each Underwriter, its Affiliates and selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the extent and in the manner set forth in clauses (a)(i) and (ii) above provided that GE shall be liable only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission has been made in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus (or any amendment or supplement thereto) or any free writing prospectus in reliance upon and in conformity with the GE Information.

(c) Indemnification of Underwriters by the Selling Stockholder. The Selling Stockholder agrees to indemnify and hold harmless each Underwriter, and their respective Affiliates and selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the extent and in the manner set forth in clauses (a)(i) and (ii) above provided that the Selling Stockholder shall be liable only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission has been made in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus (or any amendment or supplement thereto) or any free writing prospectus in reliance upon and in conformity with the Selling Stockholder Information; provided, further, that the liability under this subsection of the Selling Stockholder shall be limited to an amount equal to the aggregate gross proceeds after underwriting commissions and discounts, but before expenses, to the Selling Stockholder or its affiliates from the sale of Shares sold by the Selling Stockholder or its affiliate hereunder.

(d) Indemnification of Company, Directors and Officers and GE. Each Underwriter severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and GE and each person, if any, who controls GE within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430B Information, any preliminary prospectus, any free writing prospectus, the Time of Sale Prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information. The Company hereby acknowledges that the only information furnished to the Company by any Underwriter through the Representatives expressly for use in the Registration Statement, including the Rule 430B Information, any preliminary prospectus, any free writing prospectus, the Time of Sale Prospectus or the Prospectus, or any amendment or supplement thereto are the following statements set forth in the Registration Statement, the Time of Sale Prospectus, the Prospectus or any amendment or supplement thereto: (A) the first, second, fifth, sixth, and ninth sentences under the heading “Price Stabilization and Short Positions” under the caption “Underwriting (Conflicts of Interest)”, and (B) the first, second, and sixth sentences in the eight paragraph under the caption “Plan of Distribution (Conflicts of Interest)” (collectively, the “Underwriter Information”) in the Prospectus.

(e) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 11(a), 11(b) and 11(c) above, counsel to the indemnified parties shall be selected by the Representatives, and, in the case of parties indemnified pursuant to Section 11(d) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, effect the settlement or compromise of, or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 11 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(f) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 11(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

(g) [Reserved].

(h) Contribution. If the indemnification provided for in Section 11(a) through (f) above is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party (as incurred), (i) in such proportion as is appropriate to reflect the relative benefits received by the Company in one regard, GE in the second regard, the Selling Stockholder, in the third regard, and the Underwriters, in the fourth regard, from the offering of the Shares pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company in one regard, GE in the second regard, the Selling Stockholder, in the third regard, and the Underwriters, in the fourth regard, in connection with the statements or omissions, which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Selling Stockholder, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Shares pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Shares pursuant to this Agreement (before deducting expenses) received by the Selling Stockholder, on the one hand, and the total underwriting discount received by the Underwriters, on the other hand, in each case as set forth on the cover of the Prospectus, bear to the aggregate initial public offering price of the Shares as set forth on the cover of the Prospectus; provided that, for the avoidance of doubt, the parties hereto agree that the Company will not be receiving any net proceeds from the offering of the Shares pursuant to this Agreement.

The relative fault of the Company in one regard, GE in the second regard, the Selling Stockholder, in the third regard, and the Underwriters, in the fourth regard, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company in one regard, GE in the second regard, the Selling Stockholder, in the third regard, and the Underwriters, in the fourth regard, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company, GE, the Selling Stockholder and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 11(h) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 11(h). The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 11(h) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 11(h), no Underwriter shall be required to contribute any amount in excess of the underwriting commissions received by such Underwriter in connection with the Shares underwritten by it and distributed to the public.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 11(h), each person, if any, who controls an Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company or GE within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company or GE, as the case may be. The Underwriters’ respective obligations to contribute pursuant to this Section 11(h) are several in proportion to the number of Firm Shares set forth opposite their respective names in Schedule I hereto and not joint.

12. Termination. The Underwriters may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of The New York Stock Exchange, the NYSE MKT, the NASDAQ Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Shares on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

13. Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Shares that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the Shares to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Firm Shares set forth opposite their respective names in Schedule I bears to the aggregate number of Firm Shares set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of Shares that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 13 by an amount in excess of one-ninth of such number of Shares without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm Shares and the aggregate number of Firm Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Firm Shares to be purchased on such date, and arrangements satisfactory to you, the Company and the Selling Stockholder for the purchase of such Firm Shares are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter, the Company or the Selling Stockholder. In any such case you as Representatives shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional Shares and the aggregate number of Additional Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Additional Shares to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional Shares to be sold on such Option Closing Date or (ii) purchase not less than the number of Additional Shares that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If (i) this Agreement is terminated pursuant to clause (ii) of Section 12 or (ii) the Underwriters decline to purchase the Shares for any reason permitted under this Agreement (other than as a result of the circumstances set forth in clause (i), (iii), (iv) or (v) of Section 12 or as set forth in Section 13), the Company agrees to reimburse the Underwriters for all out-of-pocket costs and expenses (including the documented fees and expenses of their counsel) reasonably incurred and documented by the Underwriters in connection with this Agreement and the offering contemplated hereby.

14. Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 14, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

15. Entire Agreement. (a) The Transaction Documents supersede all prior agreements and understandings (whether written or oral) between the Company, GE, the Selling Stockholder and the Underwriters, or any of them, with respect to the subject matter hereof.

(b) The Company acknowledges that in connection with the offering of the Shares: (i) the Underwriters have acted at arm’s length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Underwriters owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, (iii) the Underwriters may have interests that differ from those of the Company, and (iv) although the Underwriters may provide certain Regulation Best Interest documentation in connection with the offering, the Underwriters are not making a recommendation to participate in the offering or sell any Shares at the price determined in the offering and nothing set forth in such disclosures or documentation is intended to suggest that any Underwriter is making such a recommendation. The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Shares.

16. Counterparts and Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Electronic signatures complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law will be deemed original signatures for purposes of this Agreement. Transmission by telecopy, electronic mail or other transmission method of an executed counterpart of this Agreement will constitute due and sufficient delivery of such counterpart.

17. Applicable Law. This Agreement, and any claim, controversy or dispute arising under or related to this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its conflicts of laws principles.

18. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

19. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to you in care of Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department and Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, facsimile number: (646) 291-1491, and with a copy to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, Attention: Roxane Reardon (email: rfreardon@stblaw.com) and David Azarkh (email: dazarkh@stblaw.com); if to the Selling Stockholder shall be delivered, mailed or sent to Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department; if to the Company shall be delivered, mailed or sent to GE HealthCare Technologies Inc., 500 West Monroe Street, Chicago, Illinois 60661, Attention: General Counsel, with a copy to Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166-0193, Attention: Andrew Fabens (email: afabens@gibsondunn.com), and if to GE shall be delivered, mailed or sent to General Electric Company, One Financial Center, Suite 3700, Boston, Massachusetts 02111, Attention: Brandon Smith (brandon.smith1@ge.com), with a copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064, Attention: John C. Kennedy (email: jkennedy@paulweiss.com) and Christodoulos Kaoutzanis (email: ckaoutzanis@paulweiss.com).

20. Execution of the Exchange Agreement. Notwithstanding anything herein to the contrary, the Underwriters and the Selling Stockholder agree and acknowledge that (a) GE, in its sole discretion, may decide not to execute the Exchange Agreement and not to transfer the Shares to the Selling Stockholder in accordance with the Exchange Agreement, and (b) subject to Section 13 hereof, neither the Company nor GE shall be liable to any Underwriter, the Selling Stockholder or any other person for any losses, claims, damages or liabilities that may result from GE’s decision not to execute the Exchange Agreement and not to transfer the Shares to the Underwriters in accordance with the Exchange Agreement.

[Signature pages follow]

Very truly yours,

GE HEALTHCARE TECHNOLOGIES INC.

By:	/s/ Robert O’Keef
Name: Robert O’Keef
Title: Treasurer

[Signature Page to Underwriting Agreement]

GENERAL ELECTRIC COMPANY

By:	/s/ Robert Giglietti
Name: Robert Giglietti
Title: Authorized Signatory

[Signature Page to Underwriting Agreement]

MORGAN STANLEY & CO. LLC, as Selling Stockholder

By:	/s/ Chris Rigoli
Name: Chris Rigoli
Title: Executive Director

[Signature Page to Underwriting Agreement]

Accepted as of the date hereof

Morgan Stanley & Co. LLC Citigroup Global Markets Inc.

By:	Morgan Stanley & Co. LLC

By:	/s/ Chris Rigoli
Name: Chris Rigoli
Title: Executive Director

By:	Citigroup Global Markets Inc.

By:	/s/ Brian McMahon
Name: Brian McMahon
Title: Managing Director

Acting on behalf of themselves and the several Underwriters named in Schedule I hereto

[Signature Page to Underwriting Agreement]

SCHEDULE I

Underwriter	Number of Firm Shares To Be Purchased
Morgan Stanley & Co. LLC	7,500,000
Citigroup Global Markets Inc.	7,500,000
Total:	15,000,000

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SCHEDULE II

Time of Sale Prospectus

1.	Free Writing Prospectus, filed September 12, 2024, in the form attached hereto as Exhibit C

2.	Pricing information orally communicated by the Underwriters:

(a)	Public Offering Price of the Shares: $86.00

(b)	Number of Firm Shares to be purchased by the Underwriters: 15,000,000

II-1

SCHEDULE III

Persons Delivering Lock-Up Agreements

[Intentionally Omitted]

III-1

EXHIBIT A

FORMS OF LOCK-UP LETTERS

[Intentionally Omitted]

EXHIBIT B

SIGNIFICANT SUBSIDIARIES

[Intentionally Omitted]

EXHIBIT C

FREE WRITING PROSPECTUS

[Attached]

GE HealthCare Technologies Inc. Commences

Secondary Offering of 10,000,000 Shares

September 12, 2024

CHICAGO — GE HealthCare Technologies Inc. (Nasdaq: GEHC) (the “Company” or “GE HealthCare”) announced today the launch of a secondary underwritten public offering (the “Offering”) of 10,000,000 shares of its common stock (the “GEHC Shares”). GE HealthCare is not selling any shares of common stock and will not receive any proceeds from the sale of the GEHC Shares in the Offering or from the debt-for-equity exchange (as described below).

Prior to the closing of the Offering, GE Aerospace (General Electric Company) is expected to exchange the GEHC Shares for indebtedness of GE Aerospace held by Morgan Stanley Bank, N.A. and Morgan Stanley Senior Funding, Inc. (together, the “MS Lenders”), affiliates of Morgan Stanley & Co. LLC, the selling stockholder in the Offering by designation of the MS Lenders. Following the debt-for-equity exchange, if consummated, Morgan Stanley & Co. LLC, as the selling stockholder in the Offering, intends to sell the GEHC Shares to the underwriters in the Offering. The selling stockholder in the Offering has granted the underwriters an option to purchase 1,500,000 additional shares of GE HealthCare common stock for settlement on or before September 30, 2024.

Morgan Stanley and Citigroup are acting as the lead joint book-running managers for the Offering.

The Company has filed an automatically effective shelf registration statement (including a prospectus) on Form S-3 with the U.S. Securities and Exchange Commission (the “SEC”) for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this Offering. The Offering will be made only by means of a free writing prospectus, the prospectus and the accompanying prospectus supplement relating to the Offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the free writing prospectus, the prospectus and, when available, the accompanying prospectus supplement relating to the Offering may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; and Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146).

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GE HealthCare Technologies Inc.

GE HealthCare is a leading global medical technology, pharmaceutical diagnostics, and digital solutions innovator, dedicated to providing integrated solutions, services, and data analytics to make hospitals more efficient, clinicians more effective, therapies more precise, and patients healthier and happier. Serving patients and providers for more than 125 years, GE HealthCare is advancing personalized, connected, and compassionate care, while simplifying the patient’s journey across the care pathway. Together our Imaging, Ultrasound, Patient Care Solutions, and Pharmaceutical Diagnostics businesses help improve patient care from diagnosis, to therapy, to monitoring. We are a $19.6 billion business with approximately 51,000 colleagues working to create a world where healthcare has no limits.

A-2

Forward-Looking Statements

This release contains forward-looking statements. These forward-looking statements might be identified by words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “plan,” and similar expressions. These forward-looking statements may include, but are not limited to, statements about the size, timing or results of the Offering and the selling stockholders’ intent to offer shares of common stock, and reflect management’s current plans, estimates and expectations and are inherently uncertain. The inclusion of any forward-looking information in this release should not be regarded as a representation that the future plans, estimates or expectations contemplated will be achieved. These forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control. Factors that could cause actual results to differ materially from those described in the Company’s forward-looking statements include, but are not limited to, operating in highly competitive markets; our ability to control increases in healthcare costs and any subsequent effect on demand for the Company’s products, services, or solutions; the Company’s ability to operate effectively as an independent, publicly-traded company; and the other factors detailed in the Company’s Registration Statement on Form S-3 filed on February 15, 2024, as well as other risks discussed in the Company’s filings with the U.S. Securities and Exchange Commission. Please also see the “Risk Factors” section of the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission and any updates or amendments it makes in future filings. There may be other factors not presently known to the Company or which it currently considers to be immaterial that could cause the Company’s actual results to differ materially from those projected in any forward-looking statements the Company makes. The Company does not undertake any obligation to update or revise its forward-looking statements except as required by applicable law or regulation.

Contacts

Investor Relations:

Carolynne Borders

+1-631-662-4317

carolynne.borders@gehealthcare.com

Media:

Jennifer Fox

+1-414-530-3027

jennifer.r.fox@gehealthcare.com

A-3